Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Orient Paper, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333- 223160) of IT Tech Packaging, Inc. of our report dated March 07, 2019, relating to the consolidated financial statements of IT Tech Packaging, Inc. and its subsidiaries and variable interest entity which appears in this Form 10-K.

WWC, P.C.

Certified Public Accountants

San Mateo, California

March 07, 2019